COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)


                                   EXHIBIT 20


                       PROXY STATEMENT OF THE CORPORATION
                              DATED MARCH 17, 1997

                       COMMUNITY CENTRAL BANK CORPORATION
                             100 NORTH MAIN STREET
                                    PO BOX 7
                         MOUNT CLEMENS, MI  48046-0007


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 15, 1997

                  TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                       COMMUNITY CENTRAL BANK CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COMMUNITY CENTRAL BANK CORPORATION will be held at the Hillcrest Banquet & Convention Center, 50 South Groesbeck Highway, Clinton Township, Michigan, on Tuesday, April 15, 1997, at 10:00 A.M., for the purpose of considering and voting upon the following matters:

     1. ELECTION OF DIRECTORS. To elect three Class I directors for a three year term, as detailed in the accompanying Proxy Statement.

     2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Only those stockholders of record at the close of business on Thursday, March 6, 1997, shall be entitled to notice of and to vote at the meeting.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy by Tuesday, April 8, 1997.

By Order of the Board of Directors,




Harold W. Allmacher                        Richard J. Miller
Chairman of the Board &                    President & Chief Operating Officer
 Chief Executive Officer



Dated:  March 17, 1997

                       COMMUNITY CENTRAL BANK CORPORATION
                             100 NORTH MAIN STREET
                                    PO BOX 7
                         MOUNT CLEMENS, MI  48046-0007

                                                                  March 17, 1997


                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Community Central Bank Corporation (the Corporation) in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of stockholders of the Corporation to be held on Tuesday, April 15, 1997, at 10:00 A.M., at the Hillcrest Banquet and Convention Center, 50 South Groesbeck Highway, Clinton Township, MI and at any and all adjournments thereof. It is expected that the proxy materials will be mailed to stockholders on or about March 17, 1997.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof.

     The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock of the Corporation.

     The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on March 6, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

     At the close of business on such record date, the outstanding number of voting securities of the Corporation was 1,150,000 shares of Common Stock, each of which is entitled to one vote.


                             ELECTION OF DIRECTORS

     The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly as equal as possible.

     The Board of Directors has nominated Joseph Catenacci, Raymond Contesti, and Celestina Giles as Class I directors for three year terms expiring at the 2000 Annual Meeting and

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upon election and qualification of their successors.  Each of the nominees is presently a Class I director of the Corporation whose term expires at the April 15, 1997 Annual Meeting of the shareholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 1998 or 1999 Annual Meeting, as the case may be.

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the three nominees listed herein. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of the Corporation's Common Stock as of February 1, 1997, by the nominees for election as directors of the Corporation, the directors of the Corporation whose terms of office will continue after the Annual Meeting, the executive officer named in the Summary Compensation Table, and all directors and executive officers of the Corporation as a group.

----------------------------------------------------------------------------------------------------------
       Name of Beneficial Owner                                                Amount      Percent of Class
                                                                            Beneficially  Beneficially Owned
                                                                              Owned (1)
----------------------------------------------------------------------------------------------------------
Harold W. Allmacher.................................................        38,030  (2)          3.25%
Gebran S. Anton.....................................................        27,000  (3)          2.31%
Joseph Catenacci....................................................        27,000  (3)          2.31%
Raymond M. Contesti.................................................        17,000  (3)          1.45%
Salvatore Cottone...................................................        27,000  (3)          2.31%
Celestina Giles.....................................................        10,200  (2)          0.87%
Bobby L. Hill.......................................................        13,000  (3)          1.11%
Joseph F. Jeannette.................................................        27,000  (3)          2.31%
Richard J. Miller...................................................        11,000  (2)          0.94%
Dean S. Petitpren...................................................        27,000  (3)          2.31%
Carole L. Schwartz..................................................        27,000  (3)          2.31%
All directors and executive officers of the
  Corporation as a group (11 persons) ..............................       251,230              21.49%

----------------------------------------------------------------------------------------------------------

(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.
(2) Includes 1,000 shares that such person has the right to acquire within 60 days of March 17, 1997, pursuant to the Corporation's 1996 Employee Stock Option Plan. Such person also holds an option under this Plan to purchase an additional 4,000 shares, which has not yet vested.
(3) Includes 2,000 shares that such person has the right to acquire within 60 days of March 17, 1997, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors. Such person also holds an option under this Plan to purchase an additional 2,000 shares, which has not yet vested.


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


The table below shows the beneficial ownership of the Corporation's Common Stock by each person who was known by the Corporation to own beneficially more than 5% of the Corporation's Common Stock as of February 1, 1997. The information is based on filings that have been made by such persons with the Securities and Exchange Commission and other information that has been provided to the Corporation by such person. To the best of the Corporation's knowledge, no other person owns more than 5% of the Corporation's outstanding Common Stock.

-----------------------------------------------------------------------------
         Name and Address               Shares       Percent of
         of Beneficial Owner         Beneficially      Common
                                        Owned           Stock
-----------------------------------------------------------------------------
Willard G. Pierce                      200,000         17.4%
    820 West Clinton Street
    Hastings, MI  49058






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


INFORMATION ABOUT DIRECTORS AND NOMINEES AS DIRECTORS

     The following information is furnished with respect to each person who is presently a director of the Corporation whose term of office will continue after the Annual Meeting of stockholders, as well as those persons who have been nominated for election as a director, each of whom is presently a director of the Corporation as well as a director of Community Central Bank (the Bank), which is the Corporation's subsidiary.

-----------------------------------------------------------------------------------------------------------
                                                                                Has Served   Year When Term
                                                                               as Director or Proposed Term
          Name, Age, Principal Occupation                                         Since   of Office Expires
-----------------------------------------------------------------------------------------------------------
Harold W. Allmacher, 57 ......................................................     1996           1999
  Chairman of the Board and Chief Executive Officer;
    Community Central Bank Corporation and Community Central Bank

Gebran S. Anton, 64 ..........................................................     1996           1999
  Co-owner; Anton, Zorn & Associates (Commercial & Industrial
    Real Estate Brokerage)
  President; Gebran Anton Development Co. (Real Estate Development)

Joseph Catenacci, 61 .........................................................     1996           1997
  Executive Vice President; John Carlo, Inc. (Highway and Heavy
    Construction)

Raymond M. Contesti, 61 ......................................................     1996           1997
  Superintendent; Clintondale Community Schools

Salvatore Cottone, 56 ........................................................     1996           1998
  President; Resco, Inc. (Real Estate Development)


Celestina Giles, 49 ..........................................................     1996           1997
  Corporate Secretary;
  Community Central Bank Corporation and Community Central Bank

Bobby L. Hill, 65 ............................................................     1996           1998
  County Commissioner; Macomb County Board of Commissioners

Joseph F. Jeannette, 52  .....................................................     1996           1999
  Assistant Director; Utica Community Schools

Richard J. Miller, 38  .......................................................     1996           1998
  President and Chief Operating Officer;
  Community Central Bank Corporation and Community Central Bank

Dean S. Petitpren, 54  .......................................................     1996           1998
  President; Petitpren, Inc. (Beer Distributor)

Carole L. Schwartz, 59 .......................................................     1996           1999
  Commissioner; Zoning Board of Appeals
  President; Shannon Management Company (Property Management)
     (1990 - 1992)


In addition Harold W. Allmacher, Richard J. Miller, and Celestina Giles held similar positions with Old Kent Bank - Macomb (formerly First National Bank in Macomb County) for substantially all of the previous five years.


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


BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Corporation has standing Audit and Compensation Committees of the Board of Directors.

     The members of the Audit Committee consist of Salvatore Cottone, Chairman; Bobby L. Hill, Joseph F. Jeannette, and Carole L. Schwartz. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

     The members of the Compensation Committee consist of Raymond M. Contesti, Joseph F. Jeannette and Carole L. Schwartz. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation. The Compensation Committee is responsible for awarding incentive stock options to executive management of the Corporation and the Bank.

     The Board of Directors is responsible for reviewing and making recommendations as to the size and composition of the Board of Directors, nominating candidates for election as directors at the annual meetings, and filling any vacancies that may occur between annual meetings. The Board of Directors will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Board of Directors in care of Harold W. Allmacher, Chairman and CEO of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Board of Directors for its consideration, are required to comply with the advance notice and other requirements set forth in the Corporation's Articles of Incorporation.

     During the period from April 26, 1996 (inception) to December 31, 1996, there were a total of seven meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors held during the period that the director served. There were no meetings of the Audit Committee and one meeting of the Compensation Committee during 1996.

     During 1996, no compensation was paid to any directors of the Corporation for their services in such capacities.

     Members of the Corporation's Board of Directors who are not employees of the Corporation or any of its affiliates (Nonemployee Directors), each received an option to purchase 4,000 shares of Common Stock of the Corporation at the public offering price of $10 per share, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors which was approved on June 1, 1996. Under this Plan, each option was immediately exercisable for 1,000

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

shares when granted. Thereafter, as of the date of each Annual Meeting, each option is exercisable for an additional 1,000 shares until it is exercisable in full. Each option expires not later than seven years after its date of grant. Nonemployee Directors who are appointed or elected after June 1, 1996 will receive an option for a lesser number of shares, the number of which will depend on which annual meeting is the first annual meeting occurring concurrently with, or after he or she becomes a Nonemployee Director.

REPORT OF THE COMPENSATION COMMITTEE

     The Securities and Exchange Commission (SEC) has set rules regarding the presentation of certain statistical information with regard to salaries and certain benefits paid to each corporation's CEO and the four most highly compensated individuals earning over $100,000. This information along with the Report of the Compensation Committee is presented below. The Corporation's and the Board's policies and practices pertaining to executive officer compensation have been in practice since inception.

     All employees of the Corporation are also employees of the Bank. All employees salaries as such are paid by the Bank.

     The Bank's Compensation Committee, which is made up of the same directors as the Corporation's Compensation Committee, is responsible for setting the salary levels of all officers of the Bank, including its executive officers. Following review and approval by the Bank's Compensation Committee, all issues pertaining to officer and executive salaries are submitted to the full Board of Directors of the Bank for approval.

Salaries and Bonuses

     In setting the salary level of and awarding bonuses to the named executive in the Summary Compensation Table and other executive officers, the compensation amounts are set based upon the Compensation Committee's perception of the performance of such persons. The Compensation Committee looks at many factors which may include, but are not limited to:


     - Overall performance of the Bank and Corporation as compared to strategic goals
     -    Performance of the Bank and Corporation as compared to peers
     -    Length of service to the Bank and Corporation
     -    Comparisons of salary levels to similar executives within the industry
     -    The performance of the Corporation's common stock
     -    The executive's leadership of the Bank and its employees
     - The executive's stature in the community and his value as a representative of the Bank and Corporation

Employee Stock Option Plan

     Under the Corporation's 1996 Employee Stock Option Plan, stock options are granted to the Bank's senior management and other key employees. The Compensation Committee of the Corporation is responsible for awarding the stock options. These awards are based on the Committee's perception of the performance of such persons. These options are also awarded to give senior management and key employees an additional interest in the Corporation from the stockholders' perspective.

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



SUMMARY COMPENSATION TABLE

     The following table details the compensation received by the named executive for the period from April 26, 1996 (inception) to December 31, 1996:


                                                          Long Term
                  Annual Compensation                    Compensation
-------------------------------------------------------- ------------
       Name and
       Principal                                                    All Other
       Position                     Year  Salary   Bonus   Options Compensation
       ---------                    ----  ------   -----   ------- ------------
Harold W. Allmacher,
 CEO  ............................  1996  $31,154  None     5,000      None



OPTIONS GRANTED IN 1996

     The following table provides information on options granted to the named executive during the period from April 26, 1996 (inception) to December 31, 1996:



                                   Individual Grants
--------------------------------------------------------------------------------
                                Number of  % of Total
                                 Shares      Options
                               Underlying  Granted to  Exercise or
                                 Options   Employees    Base Price   Expiration
       Name                      Granted    in 1996    Per Share (1)    Date
       ----                    ----------  ----------  ------------  ----------
Harold W. Allmacher,
  CEO .........................   5,000      33.3%      $10.00        6-1-2006

_________________
(1) The exercise price equals the price at which the Corporation offered its stock to the public in its initial public offering. The exercise price may be paid in cash, by the delivery of previously owned shares, or a combination thereof.




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


AGGREGATED STOCK OPTION EXERCISES IN 1996
AND YEAR END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 1996 by the named executive and the value of unexercised options at December 31, 1996:


                                                                                   Value of
                                                       Number of                  Unexercised
                                                      Unexercised                 In-the-Money
                          Shares                       Options at                  Options at
                       Acquired on  Value               12/31/96                     12/31/96
       Name              Exercise  Realized     Exercisable/Unexercisable    Exercisable/Unexercisable
       ----            ----------- --------     -------------------------    -------------------------
Harold W. Allmacher,
  CEO   .................  None       N/A           1,000/4,000                   $500/$2,000




CERTAIN TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal stockholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.


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

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Plante & Moran, LLP as the Corporation's principal independent auditors for the year ending December 31, 1997. Representatives of Plante & Moran plan to attend the Annual Meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     A proposal submitted by a stockholder for the 1998 Annual Meeting of stockholders must be sent to the Secretary of the Corporation, 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007, and received by November 17, 1997 in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.


                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.




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